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                       PURCHASE AND MERGER AGREEMENT

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                             TABLE OF CONTENTS

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
 Merger and Effect of Merger . . . . . . . . . . . . . . . . . . . . . . .

      1.01 Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      1.02 Excluded Assets Transfer  . . . . . . . . . . . . . . . . . . .

 Consideration and Covenants . . . . . . . . . . . . . . . . . . . . . . .

      2.01 Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      2.02 Adjustment to Purchase Price  . . . . . . . . . . . . . . . . .
      2.03 Excluded and Retained Liabilities . . . . . . . . . . . . . . .
      2.04 Sale and Transfer Taxes . . . . . . . . . . . . . . . . . . . .
      2.05 Operation of ASC Business Prior to Closing  . . . . . . . . . .
      2.06 Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . .
      2.07 Non-Competition . . . . . . . . . . . . . . . . . . . . . . . .
      2.08 Proprietary Information . . . . . . . . . . . . . . . . . . . .
      2.09 Damages for Breach  . . . . . . . . . . . . . . . . . . . . . .

 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      3.01 Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . .
      3.02 Deliveries at Closing . . . . . . . . . . . . . . . . . . . . .

 Representations and Warranties of Sellers . . . . . . . . . . . . . . . .

      4.01 Organization  . . . . . . . . . . . . . . . . . . . . . . . . .
      4.02 Authorization . . . . . . . . . . . . . . . . . . . . . . . . .
      4.03 No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .
      4.04 Financial Statements  . . . . . . . . . . . . . . . . . . . . .
      4.05 Absence of Certain Facts or Events  . . . . . . . . . . . . . .
      4.06 Property, Leases and Liens  . . . . . . . . . . . . . . . . . .
      4.07 Transfer of Good Title  . . . . . . . . . . . . . . . . . . . .
      4.08 Contracts and Commitments . . . . . . . . . . . . . . . . . . .
      4.09 No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.10 Permits and Authorizations  . . . . . . . . . . . . . . . . . .
      4.11 No Violations . . . . . . . . . . . . . . . . . . . . . . . . .
      4.12 No Finders or Brokers . . . . . . . . . . . . . . . . . . . . .
      4.13 Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.14 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.15 No Other Sale . . . . . . . . . . . . . . . . . . . . . . . . .
      4.16 Proprietary Information and Rights  . . . . . . . . . . . . . .
      4.17 Employee Benefits . . . . . . . . . . . . . . . . . . . . . . .
      4.18 Employment Laws . . . . . . . . . . . . . . . . . . . . . . . .
      4.19 Environmental Laws  . . . . . . . . . . . . . . . . . . . . . .
      4.20 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.21 No Unlawful Contributions . . . . . . . . . . . . . . . . . . .
      4.22 No Insider Transactions . . . . . . . . . . . . . . . . . . . .
      4.23 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . .
      4.24 Inventories . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.25 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . .
      4.26 Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.27 No Misstatement . . . . . . . . . . . . . . . . . . . . . . . .
      4.28 Copying and Inspection  . . . . . . . . . . . . . . . . . . . .
      4.29 Accuracy Records  . . . . . . . . . . . . . . . . . . . . . . .

 Representations and Warranties of Newco and Parent  . . . . . . . . . . .

      5.01 Organization  . . . . . . . . . . . . . . . . . . . . . . . . .
      5.02 No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . .
      5.03 Authorization . . . . . . . . . . . . . . . . . . . . . . . . .
      5.04 No Brokers or Finders . . . . . . . . . . . . . . . . . . . . .

 Limitations on Representations, Warranties and Agreements . . . . . . . .

      6.01 Certain Limitations on Representations and Warranties . . . . .
      6.02 Reliance on and Survival of Representations, Warranties
           Covenants and Agreements; Limits on Suits Relating to the

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           Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .
      6.03 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .

 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      7.01 By Seller . . . . . . . . . . . . . . . . . . . . . . . . . . .
      7.02 By Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . .
      7.03 Procedure for Indemnification . . . . . . . . . . . . . . . . .
      7.04 Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      7.05 Specific Environmental Indemnity  . . . . . . . . . . . . . . .
      7.06 Special Procedures for Environmental Indemnity  . . . . . . . .

 Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . .

      8.01 Conditions to Obligations of Newco and Parent . . . . . . . . .
      8.02 Conditions to Obligations of Seller and ASC . . . . . . . . . .

 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      9.01 Termination . . . . . . . . . . . . . . . . . . . . . . . . . .
      9.02 Effect of Termination . . . . . . . . . . . . . . . . . . . . .

 Miscellaneous

      10.01     Expenses . . . . . . . . . . . . . . . . . . . . . . . . .
      10.02     Entire Agreement . . . . . . . . . . . . . . . . . . . . .
      10.03     Successors Bound . . . . . . . . . . . . . . . . . . . . .
      10.04     Governing Law  . . . . . . . . . . . . . . . . . . . . . .
      10.05     Notices  . . . . . . . . . . . . . . . . . . . . . . . . .
      10.06     Counterparts . . . . . . . . . . . . . . . . . . . . . . .
      10.07     Severability . . . . . . . . . . . . . . . . . . . . . . .
      10.08     Certain Interpretative Matters . . . . . . . . . . . . . .

                                  EXHIBITS

 A    Agreement of Merger
 B    Machinery and Equipment (Section 1.01(a) (i))
 C    Leasehold Interests (Section 1.01(a) (ii))
 D    Facilities Where Inventory Located (Section 1.01(a) (iii))
 E    Contracts (Section 1.01(a) (v))
 F    Excluded Assets (Section 1.02)
 G    Terms of Preferred Stock (Section 2.01(b))
 H    Taxes Newco Will Assume (Section 2.03(a)
 I    Litigation for which Sellers Remain Responsible (Section 2.03(a))
 J Exceptions to Representations and Warranties (Section 4) (includes attached Schedules)
 K    Principal Terms of Opinion of Kindel & Anderson (Section 8.01(c))
 L    Employment Agreement (Sections 8.01(h) and 8.02(f))
 M    Confidential and Proprietary Information Agreement (Section 8.01(i))
 N    Form of Subscription Agreement (Section 8.01(j))
 O    Projections (Section 8.01(k))
 P    Principal Terms of Opinion of Jones, Day, Reavis & Pogue (Section
      8.02(c))

                         PURCHASE AND MERGER AGREEMENT

      This Purchase and Merger Agreement (this "Agreement") is made and entered into as of the 14th day of February, 1994 by and among Aerosol Services Company, Inc., a California corporation ("ASC"), Walter K. Lim and Howard C. Lim (hereinafter collectively referred to as "Sellers" and individually as a Seller"); Aerosol Services Holding Corporation, a Delaware corporation ("Parent"); and ASC Merger Corp., a California corporation ("Newco")

                            W I T N E S S E T H

      WHEREAS, Sellers desire to transfer to Newco, substantially all the business and assets of ASC, subject to the liabilities of ASC except for certain liabilities the Sellers will retain; and

      WHEREAS, Newco desires to acquire substantially all the business and assets of ASC, subject to liabilities of ASC.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:


                        Merger and Effect of Merger

      1.01 Merger. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.01):

           (a) Pursuant to the Agreement of Merger attached as Exhibit A, ASC shall merge with and into Newco, with Newco being the surviving corporation, and Newco shall change its name to "Aerosol Services Company, Inc."

           (b) As a result of the merger described in subparagraph (a) above, Newco shall acquire all of the right, title and interest of ASC after giving effect to the Excluded Assets Transfer described in Section

 3.01 below, in and to all of the assets, interests and properties of ASC (the "ASC Assets"), as the same shall exist on the Closing Date (as defined in Section 3.01 hereof), including the following:

                (i) All machinery, equipment (including computer, office, manufacturing and laboratory equipment), furniture, fixtures, leasehold improvements, tools, vehicles and other tangible assets or property used or held for use primarily in connection with the business of ASC, the principal items of which are listed in Exhibit B hereto;

                (ii) The leasehold interests in the real property described in Exhibit C hereto, together with ASC's interest, if any in the improvements thereon;

                (iii) All of ASC's inventories of supplies, raw materials, work-in-process and finished goods, wherever located, including all such inventories located at the facilities identified in Exhibit D hereto;

                (iv) All of ASC's cash and all its accounts, claims and notes receivable including claims under insurance policies;

                (v) Each lease, license, joint venture agreement, contract or commitment, whether written or oral, pertaining to the conduct of the business of ASC, including without limitation those which are set forth in Exhibit E hereto (the "Contracts");

                (vi) All patents, trademarks, service marks and trade names (and all applications thereof), know-how, processes, trade secrets, product formulae, computer programs and software, and all manufacturing, research and similar technical information used in the business of ASC;

                (vii) ASC's prepaid expenses for its business and miscellaneous other assets;

                (viii) All books of account, records, files, invoices, supplier lists, customer lists and other data associated with, necessary to or used or employed in connection with the business of ASC; and

                (ix) All ASC's permits, Authorizations (as defined in
 Section 4.10) and government licenses, to the extent transferable.

      The ASC Assets shall be free and clear of all liens, liabilities, obligations, claims, security interests and rights of third parties which are Excluded Liabilities, as defined in Section 2.03 below.

      1.02 Excluded Assets Transfer. The parties to this Agreement recognize that Parent and Newco do not intend to acquire any interest in the portion of ASC's business sometimes referred to as its "Heartland Division" or in ASC's note receivable from Image Laboratories, Inc., or in certain other assets (collectively, the "Excluded Assets") described on Exhibit F to this Agreement. Sellers shall cause ASC to transfer ownership of the Excluded Assets prior to Closing and shall deliver evidence this has been done at the Closing. To the extent that Sellers have not caused ASC to deliver custody (as opposed to title) of the Excluded Assets prior to the Closing, Newco and Parent agree to cause or permit such transfers and deliveries after the Closing.


                        Consideration and Covenants

      2.01 Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the merger Sellers shall receive the consideration described below (collectively the "Purchase Price") and at the Closing Newco shall:

           (a) Deliver to Sellers the sum of $32,000,000, as adjusted pursuant to Section 2.03(a) (the "Cash at Closing");

           (b) Deliver to Sellers $3 million in face amount of the 10% Cumulative Redeemable Preferred Stock of Parent, having the terms set forth on Exhibit G attached hereto (the "Preferred Stock");

           (c) Pay the reasonable legal fees and expenses of Kindel & Anderson and Latham & Watkins incurred by Sellers in connection with this Agreement and the fees and expenses of Coopers & Lybrand incurred by ASC or Sellers in connection with this Agreement, provided that any legal fees of Latham & Watkins which would be amounts recoverable by Newco or Parent pursuant to Section 7.05 shall not be paid by Parent or Newco, and

           (d) Assume, pay, perform and discharge all of ASC's obligations and liabilities which are not retained by Sellers pursuant to Section 2.03(a) hereof.

      2.02 Adjustment to Purchase Price.

           (a) The Cash at Closing shall be adjusted by deducting from $32,000,000 the amount required to pay or discharge the following indebtedness:

                (i)  all amounts due under ASC's shareholder note
 ($1,505,833)

                (ii) all amounts due Union Bank by ASC under Obligation Nos. 0003-00-0-001 and 0005-00-0-001 ($2,737,284).

 The Cash at Closing shall be further reduced by the amount of any expenses relating to this Agreement which are the responsibility of Sellers but which ASC has paid prior to the Closing and by the amount (if any) by which bonus and profit-sharing amounts awarded by ASC for 1993 are less than $250,000, in the aggregate.

           (b) Prior to Closing, ASC and Newco will agree upon the allocation of the Purchase Price and record such allocation on a certificate delivered at the Closing.

      2.03 Excluded and Retained Liabilities. As a result of the merger, Newco shall assume the debts, obligations and liabilities of ASC as they exist on the Closing Date. Notwithstanding this, as among the parties, except as specifically listed on Exhibit H, Newco shall not assume or pay any debt, obligation or liability of ASC or Sellers for federal, state or local taxes, including excise taxes, owed by ASC or Sellers attributable to periods on or prior to the Closing Date or attributable to prohibited transactions (within the meaning of Section 4975 of the Code and Section 406 of ERISA) that occurred on or before the Closing Date or, except as described in Section 2.04, arising from this purchase. Sellers shall retain liability for and defend, at their own expense, all such claims regardless of when they are asserted and shall be responsible for all obligations of any kind or nature, including but not limited to attorneys' fees, interest expenses, fines, damages, settlements, judgments, debts, obligations or any similar liabilities resulting therefrom. In addition, Sellers shall be and continue to be, from and after the Closing Date, responsible for all debts, obligations, interest liabilities, attorneys' fees, costs, expenses, fines, damages, settlements, judgments or similar liabilities resulting from the claims and lawsuits described in Exhibit I hereto and for all liabilities associated with the Excluded Assets. Newco shall cooperate with Sellers in defending such claims and lawsuits and shall make available to Sellers such personnel and records as Sellers may reasonably request in connection therewith, provided that Sellers shall pay all out-of-pocket expenses incurred by Newco. Such liabilities for taxes, claims and lawsuits are the "Excluded Liabilities."

      2.04 Sale and Transfer Taxes. Notwithstanding anything herein to the contrary, all state or local transfer, stamp, vehicle, sales or use taxes imposed or incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Newco.

      2.05 Operation of ASC Business Prior to Closing. Prior to the Closing Date, Sellers shall cause ASC to operate its business only in the ordinary course and consistent with past practice, and shall not cause or permit ASC to (i) pay any dividend or distribution except for transfer of the Excluded Assets, (ii) redeem or otherwise acquire any shares of its stock, (iii) terminate any employee whose 1992 compensation exceeded $35,000 or (iv) cause any representation or warranty contained herein to become incorrect as of the Closing Date, except in each case as Newco shall have consented in writing.

      2.06 Inspection. ASC shall prior to Closing make the plants, properties, books and records of ASC available for examination and inspection by Newco and its lenders and its and their advisors and give Newco and its advisors access to employees of ASC. Such inspections shall be at reasonable times deigned not to interfere unreasonably with ASC's operations, and Newco shall indemnify ASC and hold it harmless for any loss or damage to ASC's property or premises, including consequential damages and liabilities for discharge or release of Hazardous Materials (as hereafter defined) arising from such inspections. Sellers and Newco shall, on request, on or after the Closing Date, cooperate with one another by furnishing any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

      2.07 Non Competition. Sellers hereby severally agree that neither Seller will, directly or indirectly, whether as an employee, consultant, director, shareholder, investor or otherwise, engage in, or have any interest in or provide any services to any services to any corporation, partnership, proprietorship, firm, association or business which engages in any activities competitive with the business of ASC as presently conducted, except that (a) either Seller may own less than 3% of the shares of any corporation whose shares are listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System;
 (b) Sellers may retain an interest in Omni Leasing Co. (provided Omni Leasing Co. does not accept new customers without Newco's consent) and in any entity formed to operate or hold the Excluded Assets and (c) Walter K. Lim may continue to have an ownership interest in, and devote time to, Walbert, Inc. and Head First, Inc. This covenant shall continue until the fifth anniversary of the date such Seller's employment by Newco terminates except that if a Seller's employment by Newco is terminated after the Closing without cause (as defined in each Seller's employment agreement) such covenant shall continue only until the third anniversary of the termination of employment. This covenant shall apply in the State of California to San Diego County, Los Angeles County, Ventura County, Riverside County, San Bernardino County and Orange County, and to all other counties in the State of California listed on Schedule 2.07, and shall also apply to all other portions of the United States of America, the United States of Mexico and the Dominion of Canada. Sellers expressly acknowledge that ASC's business is not restricted by geography, and that ASC ships products throughout the United States and to other countries. Sellers and Newco agree that if any court should hold the terms of this Section 2.07 to be broader than necessary, this Section shall be given the broadest possible application, to the end that Sellers shall be precluded from competing with Newco in any area in which ASC-produced products cave been sold.

      2.08 Proprietary Information. ASC and each of the Sellers further jointly and severally agree not to divulge, use to the detriment of Newco or use for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of or relating to the Purchased Assets or the business of ASC, including personnel information, inventions, trade secrets, designs, computer programs, formulas, secret processes know-how, list of customers or other business data. The sellers acknowledge and agree that any information or data they have acquired on any of these matters or items was revealed in confidence and as a fiduciary of ASC.

      2.09 Damages for Breach. Each of the Sellers hereby agrees that the remedy at law for any breach of Sections 2.07 and 2.08 may be inadequate and in addition to any other relief to which Newco may be entitled, Newco shall be entitled to injunctive relief for any breach or threatened breach hereof and further agree that any breach of Section 2.07 or 2.08 shall be presumed (but subject to rebuttal) to be the cause of any decrease in revenues or failure to achieve the operating results projected in the incentive plan established pursuant to the employment agreements described in Section 8.02 following such breach.


                                  Closing

      3.01 Closing Date. The term "Closing" as used herein shall refer to delivery of the Agreement of Merger for filing in the offices of the Secretary of State of the State of California and the delivery of the documents described in Sections 3.02 and 3.03, which shall take place at the offices of Jones, Day, Reavis & Pogue, 555 West Fifth Street, Los Angeles, California 90013 on February 14, 1994 or at such other date, time or place as may be mutually agreed upon in writing by ASC and Newco. The date of the Closing shall be the actual date the Agreement of Merger is filed, and is sometimes referred to herein as the "Closing Date.

      3.02 Deliveries at Closing.

           (a) At the Closing, Sellers and ASC shall deliver to Newco the following:

                (i) the Agreement of Merger, duly executed, and such assignments, stock certificates, consents and other documents and instruments of sale, assignment, conveyance and transfer as are appropriate or necessary to transfer the ASC Assets to Newco in accordance with the terms of this Agreement;

                (ii) Amendments to the leases described on Schedule 4.06, and related documents, satisfactory in form and substance to ASC and its counsel and ASC's lenders;

                (iii) the documents required of ASC or Sellers Pursuant to Section 8.01 hereof; and

                (iv) such other documents as Newco or its counsel may reasonably request to carry out the purposes of this Agreement

           (b) At the Closing, Newco and Parent shall deliver to ASC and Sellers the following:

                (i) The Cash at Closing and the Preferred Stock, together with a statement showing the calculation of the Cash at Closing;

                (ii) The Agreement of Merger, duly executed, and the escrow instructions contemplated by Section 2.02;

                (iii)     The documents required of Newco pursuant to
 Section 8.02 hereof; and

                (iv) Such other documents as ASC or its counsel my reasonably request to carry out the purposes of this Agreement.


                       Representations and Warranties
                                     of
                                  Sellers

      Except as otherwise set forth in Exhibit J (Schedules) hereto, ASC and each Seller hereby represents and warrants to Newco and Parent as follows:

      4.01 Organization. ASC is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. ASC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which (i) such qualification is necessary under the applicable law as a result of its conduct of its business, and (ii) where the failure to be so qualified would have a material adverse effect on the business or financial condition of ASC.

      4.02 Authorization. ASC has all necessary corporate authority to enter into this Agreement and the Agreement of Merger. At Closing, ASC and the Sellers will have taken all necessary corporate action to consummate the transactions contemplated by this Agreement and the Agreement of Merger and to perform its and their obligations hereunder. This Agreement and the Agreement of Merger have been approved by the directors and the stockholders of ASC and no other action or approval is needed for the execution, delivery or performance of this Agreement or the Agreement of Merger by ASC. This Agreement has been duly executed and delivered by ASC and Sellers and is a valid and binding obligation of ASC and each Seller enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

      4.03 No Subsidiaries. For all purposes of this Agreement, the term "subsidiary" shall mean any corporation, partnership, joint venture or other entity any of whose outstanding voting securities or other ownership interests are directly or indirectly owned by ASC. ASC has no subsidiaries.

      4.04 Financial Statements.

           (a) ASC has delivered to Newco its audited financial statements as of December 31, 1992, accompanied by the unqualified opinion of Coopers & Lybrand, and the September 30, 1993 and December 31, 1993 balance sheet of ASC and the related statements of operations and statements of cash flows for the 9-month period ended September 30, 1993 and the 12-month period ended December 31, 1993 (collectively the "Financial Statements"). The Financial Statements (i) are prepared in accordance with generally accepted accounting principles consistently applied as at the dates and for the periods covered thereby (except that the September 30, 1993 and December 31, 1993 statements are subject to year-end adjustments and are not accompanied by footnote disclosures), and, except as otherwise noted therein, (ii) fairly present the financial condition and results of operations of ASC as of the dates and for the periods then ended, (iii) are in agreement with the books and records of ASC, (iv) contain and reflect adequate provisions for all liabilities and all taxes, federal, state, local or foreign, with respect to the periods then ended and in all prior periods and, (v) with respect to contracts and commitments, contain and reflect adequate reserves for all reasonably anticipated losses and costs and expenses.

           (b) Except as set forth in Schedule 4.04 hereto, ASC has no liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate, are material to ASC or which individually or in the aggregate could cause any material adverse change in the financial condition or results of operations of ASC, and which have not been reflected in the Financial Statements. ASC is not in default in respect of any material term or condition of any indebtedness or liability. Except as set forth in the Financial Statements or Schedule 4.04 hereto, there are no claims against or liabilities or obligations of, or any facts in existence known to ASC or to any Seller or any other reasonable legal basis known to ASC or any Seller for any claims against or liabilities or obligations of ASC or any of its subsidiaries, including but not limited to any pension liabilities of any type.

      4.05 Absence of Certain Facts or Events. Except as listed on Schedule 4.05, since December 31, 1992, there has not been:

           (a) any material adverse change in (i) the financial condition of ASC from that shown on the December 31, 1992 balance sheet or in (ii) the results of operations of ASC from that shown in the statement of income and retained earnings of ASC for the period ended December 31, 1992;

           (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the purchased Assets or the business of ASC;

           (c) any increase in the compensation payable or to become payable by ASC to any employee, officer or director whose 1992 annual remuneration exceeded $35,000, or in the coverage or benefits under any bonus, insurance, pension or other benefit plan made for or with any of such officers or employees;

           (d) any redemption or repurchase of outstanding shares, any declaration, setting aside or payment of any dividend or distribution thereon, or any agreement to take any such actions;

           (e) any sale, assignment or transfer of any of the assets of ASC or any of ASC's contractual rights on other claims, other than in the ordinary course of business;

           (f) any mortgage, pledge, or other lien, encumbrance or charge of or on any ASC Asset;

           (g) the occurrence of any obligation or liability of ASC as a result of borrowed money or any commitment to borrow money entered into by ASC, or any increase in any loans made or agreed to be made by ASC or any capital expenditure in excess of $20,000;

           (h) any failure to repay any obligation of ASC as, when and to the extent due;

           (i) any waiver of any rights of substantial value to ASC or any amendment or termination of any interest or agreement to which ASC is a party;

           (j) any transaction not in the ordinary course of business or any failure to operate the business of ASC consistent with past practice;

           (k) Any material addition to or modification of the employee benefit plans, arrangements or practices affecting Personnel of ASC other than (i) contributions made for fiscal year 1992 in accordance with ASC's normal practices or (ii) the extension of coverage to other personnel who became eligible after December 31, 1992 in accordance with the terms of such employee benefit plan, which contributions and payments are listed in
 Schedule 4.05(1); or

           (l) Any notification (formal or informal) from any significant customer of ASC identified on Schedule 4.23 that such customer expects its annual purchases from ASC to decrease significantly; or

           (m) To the knowledge of ASC or a Seller, any other event, condition or state of facts of any character, whether in the ordinary course of business or otherwise, which materially and adversely affects, or threatens to materially and adversely affect, the ASC Assets or the results of operations or business or financial condition or prospects of ASC, except for events, conditions or states of fact generally applicable to businesses In Southern California or general economic conditions in the United States of America.

      4.06 Property. Leases and Liens.

           (a) Schedule 4.06 hereto accurately sets forth as of December 31, 1993 all ASC's owned or leased real properties and all items of personal property or equipment which are significant in the conduct of ASC's business (which, together with the equipment, buildings and appurtenances necessary to the operation of such properties are termed herein the "Properties") and contains with respect to each of the Properties a list of (i) all leases, franchises and similar agreements creating, modifying or altering rights to such Property, including zoning or use restrictions, and (ii) all indebtedness secured by a mortgage, lien, pledge, restriction, charge or encumbrance on any such Property, specifying the nature thereof, including, where appropriate, the original principal amount thereof, the person to whom owed and the unpaid balance and rate of interest (if any). ASC owns all leasehold estates, charter rights and other rights purported to be granted by the agreements, contracts and commitments listed in Schedule 4.06, each of which is in full force and effect without any material default, waiver or indulgence thereunder by ASC or to Sellers' knowledge by any other party thereto. Except as noted on Schedule 4.06, ASC has good and marketable title to all the Properties, in each case free and clear of all mortgages, liens, pledges, restrictions, charges or encumbrances of any nature whatsoever.

           (b) All Properties of ASC are in a good state of repair (subject to ordinary wear and tear), are in operable condition, have been maintained in accordance with ASC's historical practice and are suitable for the uses for which they are intended in the business of ASC.

           (c) Except as disclosed on Schedule 4.06, the Properties comprise all assets presently used in or needed for conduct of the business of ASC in accordance with past practice.

      4.07 Transfer of Good Title. Except as disclosed on Schedule 4.07, consummation of the merger will convey and transfer to Newco, good, complete and marketable title to all of ASC Assets, free and clear of restrictions or conditions to transfer or assignment and free and clear of all defects of mortgages, liens, encumbrances, pledges, leases, equities, claim charges, easements, rights of way, covenants, conditions, conditional sale of contracts, security interest and restrictions.

           4.08 Contracts and Commitments.

           (a) Except as set forth in Schedule 4.08, ASC has no (i) collective bargaining agreements, or any agreements that contain any severance pay liabilities or obligations; (ii) bonus, deferred compensation, pension, profit-sharing, stock option, employee stock purchase or retirement plans, or other employee benefit or incentive plans or arrangements; (iii) employment, consulting or similar agreement, contract or commitment not terminable on notice of thirty (30) days or less or containing an obligation to pay and/or accrue more than $10,000 per year; (iv) lease of real or personal property having a term in excess of one year or remaining payments of $10,000 or more (as lessor or lessee);
 (v) note or other evidence of indebtedness for borrowed money or the deferred purchase price of property or services which involves a liability of more than $25,000; (vi) agreement of guarantee or indemnification (other than rights of indemnification to which officers, directors, employees and agents may be entitled by reason of the laws of any state, or by the By-laws or the Articles of Incorporation of ASC); (vii) agreement, contract or commitment which is presently expected to have a material adverse impact on the financial condition or results of operations of ASC; (viii) agreement, contract or commitment containing any covenant limiting the freedom of ASC to engage in any line of business or compete with any person; (ix) agreement, contract or commitment relating to expenditures which, together with future payments under any such agreement, contract or commitment, exceed $10,000; (x) agreement, contract or commitment relating to the acquisition of assets of, or any interest in, any business enterprise; or
 (xi) other agreement, contract or commitment (with customers or other third parties) which involves $10,000 or more and is not cancellable without penalty within sixty (60) days.

           (b) Except as set forth in Schedule 4.08: (i) ASC has not breached, nor has ASC received in writing any claim that it has breached, any of the terms or conditions of any agreement, contract or commitment set forth in any of the Schedules to this Agreement (collectively the "Contracts") in such manner as would permit any other party to cancel or terminate the same or impose a fee or charge as a result of such breach, if any such breach or breaches singly or in the aggregate could materially and adversely affect the ASC Assets or the financial condition or results of operations of ASC. (ii) To Sellers' knowledge each Contract is except as otherwise noted on such Schedule, in full force and effect in the form provided to Newco and there is no breach or default by any party thereto, nor will there be a breach or default thereunder due to the assignment and sale of any such Contract to Newco as contemplated by this Agreement.
 (iii) To the knowledge of Sellers and ASC there are no facts or conditions which have occurred or are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default under any Contract or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the ASC Assets.

      4.09 No Conflict. Neither the execution and delivery of this Agreement by ASC or any Seller nor the consummation of the transactions contemplated hereunder nor the fulfillment by ASC or any seller of any of its terms will, except as described on schedule 4.09:

      (a) conflict with or result in a breach by ASC or any Seller of, or constitute default by it under, or create an event that, with the giving of notice or the elapse of time, or both, would be a default or breach of or under any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement, employee benefit plan or any other Contract to which ASC is a party or to which any ASC Asset is subject, (ii) the Articles of Incorporation or By-Laws of ASC, or (iii) any judgment, order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which affects ASC or its business or the ASC Assets;

      (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the ASC Assets; or

      (c) cause a loss or adverse modification of any permit, license, or other authorization granted to or otherwise held by ASC which is necessary or useful to ASC's business.

      4.10 Permits and Authorizations.

      (a) Except as set forth on Schedule 4.10, ASC is the holder of each federal, state, local or foreign governmental consent, license, permit, grant or other authorization pursuant to which ASC conducts all or a material part of its business or holds any of its properties (herein collectively called "Authorizations") which Authorizations are in full force and effect and constitute all Authorizations required-to permit Newco to operate the ASC Assets and conduct ASC's business following the Closing Date as such ASC Assets and business are presently operated and conducted.
 Schedule 4.10 also discloses all Proposed or pending applications for Authorizations, and all applications for variances from compliance, or postponement of the dates for compliance with any laws or regulations affecting ASC or its business.

      (b) Schedule 4.10 lists all Authorizations which may materially restrict the present output of ASC or are required for the presently contemplated expansion of business of ASC to add two new filling lines including any limitations on the term of possession or operation of any assets or the business of ASC, or which pertain to environmental discharge.

      (c) ASC and Sellers have no reasonable ground to believe that any of the Authorizations will not in the ordinary course be renewed (except as described in Schedule 4.10) upon its expiration. The foregoing statement shall not be deemed inaccurate by reason of the ordinary expiration of routine. Authorizations, the renewal of which is expected to be obtained in the ordinary course without interruption of existing operations.

      (d) Except as noted on Schedule 4.10, to the best knowledge of Sellers and ASC all Authorizations are transferable to Newco upon effectiveness of the Merger.

      (e) ASC has not breached, nor received in writing any claim or assertion that it has breached, any of the terms or conditions of any

 Authorizations in such manner (x) as would permit any other party to cancel, terminate or materially amend any Authorization or (y) that any such breach or breaches singly or in the aggregate could materially and adversely affect the ASC Assets or the financial condition or results of operations of ASC.

      4.11 No Violations.

      (a) Except as described on Schedule 4.11 hereto, ASC is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered (or, with respect to rules and regulations of administrative agencies, known by Sellers to be proposed) by any federal, state, local or foreign court or governmental authority which violations might have an adverse effect, individually or in the aggregate, on the financial condition or results of operations of ASC or its operations or on the ASC Assets.

      (b) Except for those filings listed on Schedule 4.11 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any federal or state governmental or regulatory authority is required to be made or obtained by any Sellers in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation by ASC of the transactions contemplated hereby.

      4.12 No Finders or Brokers. Neither any Seller nor any affiliate of Sellers has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Newco or ASC, or any affiliate of Newco or ASC, to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby, except for the arrangement with respect to this transaction between ASC and Greif & Co., with respect to which all amounts due to Greif & Co. will be paid by Sellers.

      4.13 Proceedings. Schedule 4.13 accurately lists all suits, actions and legal, administrative, arbitration or other proceedings and governmental investigations and all other controversies, pending or as to which ASC has received in writing any claim or assertion. To the best knowledge of ASC and Sellers, there are no facts which could lead to any additional investigation being conducted or to any other suit, action or legal proceeding.

      4.14 Insurance. Schedule 4.14 lists all insurance policies under which ASC is an insured or a beneficiary or for which it is liable to pay premiums and further sets forth the name of the insurer, policy limits and deductibles, if any, and the annual premium for each such policy. ASC has furnished Newco copies of all such policies and a history of all losses since ___________. Except as noted on Schedule 4.14, the policies listed on schedule 4.14 will be outstanding, transferred to Newco, and in full force and effect on and after the Closing Date.

      4.15 No Other Sale. Except for this Agreement, neither any seller nor ASC has any legal obligation, absolute or contingent, to any other person or firm to sell the business of ASC, to sell substantially all of the assets of ASC or any of its Shares or to effect any merger, consolidation or other reorganization of ASC or to enter into any agreement with respect thereto.

      4.16 Proprietary Information and Rights. Schedule 4.16 hereto accurately lists all patents, patent applications, patent and know-how licenses, proprietary formulae, trademarks, service marks, trademark registrations and applications, trade names, or fictitious business names, computer software and other intellectual property rights (hereinafter collectively termed "Business Rights") used or proposed to be used by ASC. Unless otherwise indicated in Schedule 4.16, ASC owns the entire right, title and interest in and to the Business Rights. Schedule 4.16 also accurately sets forth all Business Rights which relate to the business of ASC and which are owned or controlled by any director, officer or employee of ASC, or by the estate of any such director, officer or employee or any beneficiary of such estate. Sellers will cause any such Business Rights to be Contributed to ASC or otherwise included among the ASC Assets. No Business Rights conflict with, infringe on or otherwise violate any rights of others, nor require payments to be made to any person, or are subject to any pending or threatened litigation or other adverse claims or infringement by others except as set forth in Schedule 4.13. There has been no infringement by ASC of any domestic or foreign letters patent, or engaged trademarks of another, or any claim or assertion that ASC has in any such infringement.

      4.17 Employee Benefits. Schedule 4.17 sets forth a list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) and all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and compensation arrangements ("Benefit Plans") maintained or contributed to or required to be contributed to by ASC for the benefit of its employees (or former employees) and/or their beneficiaries; including a complete listing or description of all pension, retirement, profit sharing, savings, thrift, stock bonus, stock option, stock purchase, restricted stock purchase, stock ownership, stock appreciation right, phantom stock, deferred compensation, supplemental retirement, deferred bonus, severance, change of control, parachute, medical, health, dental, fitness, vision, dependent care, educational assistance, group legal services, life insurance, disability, accidental death, accidental dismemberment, disability income, group insurance, supplemental employment income, training, apprenticeship, scholarship, tuition reimbursement, employee discount, subsidized cafeteria, fringe benefit, employer sponsored recreational facility, or other employee pension benefit or welfare plan, policy, contract, or arrangement, or other similar fringe or employee benefit plan, program, policy, contract, or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, for the benefit of, or relating to, any current or former director, officer, shareholder, consultant, employee or independent contractor of ASC, or to which ASC contributes or has an obligation to contribute, including any such plan, program or arrangement that has been frozen or terminated in the past six years and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any of the present or former directors, officers, shareholders, consultants, independent contractors, or employees of ASC or with respect to which ASC has made within six years prior to Closing or is required to make payments, transfers or contributions (the above hereinafter individually or collectively referred to as "Benefit Plan" or "Benefit Plans," respectively).

           (a)  ASC has delivered to Newco true and complete

                (i) Each Benefit Plan and any related funding agreements (e.g., insurance contracts or trusts), including all amendments (and
 Schedule 4.17 includes a description of any such item that is not in writing), all of which are legally valid and binding and in full force and effect (except for terminated Benefit Plans), and there are no defaults thereunder;

                (ii) The current draft of the Summary Plan Description pertaining to each Benefit Plan for which a Summary Plan Description is required;

                (iii) The three most recent annual reports for each Benefit Plan (including all relevant schedules) for which such annual reports are required;

                (iv) The most recently filed PBGC Form l (if applicable);
 and

                (v) The Internal Revenue Service determination letter (if applicable) for each Benefit Plan and each amendment thereto.

           (b) Each Benefit Plan has been maintained and administered in all material respects in accordance with its terms and any related agreements, and with all applicable laws, and, if intended to qualify under Code Section 401(a), is so qualified and with respect to each Benefit Plan that is subject to Title IV of ERISA:

                (i) Neither ASC nor any affiliate of ABC has ever contributed or been obligated to contribute to any "multi-employer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal from such plan;

                (ii) No such plan has been terminated at a time when the plan was not sufficiently funded;

                (iii) Except as otherwise provided on Schedule 4.17, the value, determined on a termination basis, of all accrued benefits (whether or not vested) under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the time of filing, the then current fair market value of the assets of the plan.

           (c) All contributions and other payments to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Internal Revenue Code ("Code") or any other applicable law have been timely made and all contributions made have been fully deductible under the Code. The books of ABC properly reflect all amounts required to be accrued as liabilities to date under each Benefit Plan.

           (d) In the case of each Benefit Plan, there is no accumulated funding deficiency (within the meaning of Section 4971 of the Code), whether or not such deficiency has been waived, or any other unfunded liability.

           (e) Each Benefit Plan complies currently, and has complied in the past, in all material respects, in form and operation, with all applicable law including ERISA, the Code, and the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Code section 4980B or part 6 of Title I of ERISA.

           (f)  No "prohibited transactions" (as defined in Section 4975(c)
 (l) of the Code) or breaches of fiduciary duty involving ASC, a Seller, a director or officer of ASC or, to ASC's knowledge, any third party, have occurred with respect to any of the Benefit Plans.

           (g) All trusts maintained in connection with a Benefit Plan, including trusts, including trusts that are intended to comply with the provisions of Code section 501(c) (9) or section 501(c) (17), are exempt from federal income taxation under Code section 501(a) and there has been no noncompliance or failure to properly maintain, operate or administer any

 Benefit Plan (or a related trust) which has rendered or will render such Benefit Plan or trust, or ASC, subject to or liable for any taxes, penalties or liabilities to any person.

           (h) There is no contract, agreement, or benefit arrangement covering any employee of ASC which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code).

           (i) Neither ASC nor any ASC affiliate maintains any Benefit Plan that provides severance pay or medical benefits to one or more former employees (including retirees), or provides for post-retirement benefits to present or former employees, other than benefits that are required to be provided pursuant to COBRA or state law conversion rights.

           (j) To the best knowledge of ASC and the Sellers, there are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, against any Benefit Plan, by any administrative agency, whether local, state, or federal.

           (k) There are no lawsuits or other claims, pending or threatened (other than routine claims for benefits under the plan) against (i) any Benefit Plan, or (ii) any Fiduciary of such plan (within the meaning of Section 3(21) (A) of ERISA) brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

      4.18 Employment Laws.  Except as shown on Schedule 4.18:

           (a) ASC is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action and occupational safety (except for minor violations or failures to comply which would not result in any significant liability), and has not and is not engaged in any unfair labor practice.

           (b) No unfair labor practice complaint against ASC is pending before the National Labor Relations Board.

           (c) There is not any labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving

           (d) There is no currently pending claim by any labor union or similar organization concerning representation of the of ASC.

           (e) Except to the extent expressly provided herein, there are no claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes (including charges of violations of any federal, state, or local laws or regulations relating to current and/or former employees (including retirees), and/or current and/or former applicants for employment) litigation, governmental investigations, or administrative proceedings of any kind pending or, to the best knowledge of ASC or Sellers, threatened against or relating to ASC, its employees, employment practices, or operations as they pertain to conditions of employment; nor has there come to Sellers' attention any such matter pending or threatened against any other person, firm, or corporation which might adversely affect ASC, its employees, assets, properties or operations; nor are Sellers subject to any known order, judgment, decree, award, or administrative ruling arising from any such matter.

           (f) No collective bargaining agreement is currently in existence or is being negotiated by ASC and as of the date of this Agreement no labor organization has been certified or recognized as the representative of any employees of ASC.

           (g) ASC has not experienced any material labor difficulty during the last three years. There has not been, and to the best knowledge, information and belief of ASC, there will not be, any change in relations with employees of ASC as a result of any announcement or completion of the transactions contemplated by this Agreement.

           (h) ASC's contracts with Interim Personnel Pool and )1 Arlin Personnel Services represent bona-fide, arms-length agreements and the personnel provided by such companies are not ASC's employees for purposes of any federal or California laws, including laws pertaining to tax withholding, provision of benefits or union representation.

      4.19 Environmental Laws.  (a) Except as disclosed on Schedule 4.19,
 (i) the ASC Assets and the business of ASC have been operated in compliance with all applicable Environmental Laws (except for violations that individually or in the aggregate would not have a material adverse effect on ASC or its operations), (ii) there has been no production, storage, Release, or disposal of any Hazardous Materials at, in, on under, about or from any of the Properties (as defined in Section 4.06) by or on behalf of ASC, or to the best knowledge of ASC or Sellers, by any previous owner or tenant of the Properties in violation of any applicable Environmental Law,
 (iii) there has been no production, storage, Release or disposal of any Hazardous Materials by or on behalf of ASC at any other site in violation of any applicable Environmental Law, and (iv) there are no underground storage tanks, asbestos-containing materials or electrical equipment containing PCB's on the Properties, and (v) no federal, state or local governmental entity, or any other person or group, has issued or commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, enforcement action or lien with respect to alleged violations of Environmental Laws or, to the best knowledge of ASC or Sellers, any proceeding or inquiry with respect to any actual or alleged violation of any Environmental Law or any release or alleged release of a Hazardous Material by or on behalf of ASC or relating to the Properties.

           (b) "Environmental Law" shall mean all laws, federal, state or local, including statutes, regulations, rules, ordinances and orders which purport to regulate the Release of Hazardous Materials to the environment, or impose requirements relating to environmental protection or public or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C.
 Section 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq., the Federal insecticide, Fungicide & Rodentcide Act, as amended, 7 U.S.C. Section 136 et seq., the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq. Environmental Law shall also mean any law, regulation or requirement of any foreign country in which ASC's products are distributed which governs the distribution, import or export of any Hazardous Material.

           (c)  "Hazardous Material(s)" shall mean any substance which is
 (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.

           (d) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material)

      4.20 Taxes.

      (a) Except as set forth in Schedule 4.20 hereto, (i) all federal, state, foreign and local tax returns and tax reports (including information returns) required to be filed by ASC have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in all respects in accordance with all legal requirements applicable thereto; (ii) all federal, state, foreign and material local income, profits, franchise, sales, use, occupation, property, severance, production, excise, withholding and other taxes, duties, charges and assessments (including interest and penalties) due from ASC, without limitation including all amounts due and payable to the California Department of Benefit Payments and the California State Board of Equalization, (x) have been fully paid or adequately provided for on the books and financial statements of ASC in accordance with generally accepted accounting principles or, (y) are disclosed on Schedule 4.20 and are being contested in good faith by appropriate proceedings and are not material to ASC; (iii) no issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) which, individually or in the aggregate, might have a material adverse effect on ASC; (iv) no waivers of statutes of limitation have been given or requested with respect to ASC, (v) the United States and California tax returns of ASC have been examined (or are no longer subject to examination) by the appropriate agency for all periods prior to and including the dates set forth on Schedule 4.20 for each category of tax return, (vi) and except as and to the extent shown on such Schedule, all deficiencies asserted or assessments made as a result of examination by any taxing authorities have been fully paid or fully reflected on the books of ASC.

      (b) ASC is not subject to any penalty by reason of violation of any order, rule or regulation of, or a default with respect to any return or report (other than a tax return or report set forth on Schedule 4.20) required to be filed with, any federal, state, foreign, local or other governmental agency, department, commission, board, bureau or instrumentality to which it is subject, which violations or defaults, individually or in the aggregate, might have a material adverse effect on the financial condition or results of operations of ASC.

      4.21 No Unlawful Contributions. Neither ASC, nor, to the best of Sellers' knowledge, information and belief, any director, officer, agent, employee or other person associated with or acting on behalf of ASC, has made or used any corporate funds to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to officials or employees of any federal, state, local or foreign governmental agency from corporate funds; failed to file any reports required with respect to lawful contributions; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books or records of ASC; or made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and there have been no claims that any such actions have occurred.

      4.22 No Insider Transactions.

           Except as disclosed in schedule 4.22, no Seller nor any ancestor, sibling, descendant, spouse or affiliate of any such persons, or any trust, partnership or corporation in which any of such persons has or had an interest, has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which ASC furnishes or sells, or proposes to furnish or sell, or (ii) any interests in any entity which purchases from or sells or furnishes to ASC any goods or services; (iii) a beneficial interest in any contract, commitment, agreement or understanding to which ASC is a party or by which it may be bound or affected; (iv) any interest or claim against any of the Purchased Assets or ASC which could result in a claim against Newco or could adversely affect the Purchased Assets, Newco's title to or its right to use the Purchased Assets, or Newco's right to conduct ASC's business following the Closing. Except as disclosed on Schedule 4.22, none of the purchased Assets include any receivables from any officer, director, shareholder or employee of ASC.

      4.23 Accounts Receivable. The accounts receivable reflected on the Financial Statements, or thereafter acquired by ASC from September 30, 1993 through the Closing Date were fully earned by performance in the ordinary course of business, have been collected or to ASC's and Sellers' knowledge are collectible at the aggregate gross recorded amounts thereof less, in the case of accounts receivable reflected on the Financial Statements, the allowance for uncollectible accounts set forth therein, and for accounts receivable collected from September 30, 1993 through the Closing Date, consistent with past practices of ASC. Schedule 4.23 discloses, as of December 31, 1991 and December 31, 1992 the identity of each of ASC's ten
 (10) largest customers for the year then ended, and the amounts receivable from each such customer at the respective dates, and also discloses, as of September 30, 1993, the year-to-date sales for each customer identified on
 Schedule 4.23 and the amount owing from such customer on September 30, 1993. Except as disclosed on Schedule 4.23, ASC does not expect the purchases of any customer identified on Schedule 4.23 to decrease materially after the Closing.

      4.24 Inventories. The inventories reflected on the Financial Statements, and thereafter acquired by ASC through the date hereof, taken as a whole, are in all material respects of a quality and quantity usable in the normal course of the business of ASC or saleable at values (taken as a whole) at least equal to values at which such are carried on the books of ASC statements reflect the normal inventory valuation policy of ASC stating inventories at the lower of cost or market on a first-in, first-out basis.
 Schedule 4.24 lists all inventories of raw materials, finished goods, packaging supplies or ingredients owned or in the custody of ASC ("Inventory") and, with respect to Inventory owned by or held for the account of a customer, identifies such customer and Inventory in reasonable detail, and specifies the location of such Inventory.

      4.25 Bank Accounts. Schedule 4.25 lists all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities owned directly or indirectly, beneficially or of record, by ASC.

      4.26 Warranties. Except as set forth on Schedule 4.26, ASC has not given or made any express warranties to third parties with respect to any products sold or services performed. Sellers do not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against ASC, whether or not fully covered by insurance, for liability on account of products liability or on account of any expressed or implied product warranty, except for warranty obligations and product returns in the ordinary course of business and as set forth on Schedule 4.26.

      4.27 No Misstatement. This Agreement, and the Schedules, Exhibits or other written material supplied under this Agreement by ASC or Sellers do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein in light of the circumstances in which made, not misleading.

      4.28 Copying and Inspection. Sellers and ASC have made available for inspection and copying by Newco true and correct copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to Newco pursuant to this Agreement.

      4.29 Accurate Records. ASC has maintained complete and accurate books and records in accordance with good business practices, including financial records which fairly present its financial condition and complete and accurate records of all its corporate proceedings.


                       Representations and Warranties
                                     of
                              Newco and Parent

      Newco and Parent hereby represent and warrant to ASC as lows:

      5.01 Organization. Newco and Parent each is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, has full corporate power and authority to perform this Agreement and in Newco's case to conduct the business of ASC following the Closing. Parent is qualified and in good standing as a foreign corporation in the State of California.

      5.02 No Conflict. Neither the execution and delivery of this Agreement by Newco or Parent nor the consummation of the transaction contemplated hereunder nor the fulfillment by Newco or Parent of any of its terms will conflict with or result in a breach of, or constitute a default by it under, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other contract, arrangement or agreement to which Newco is a party,
 (ii) Newco's or Parent's Certificate of Incorporation or By-Laws, and (iii) any judgment, order, writ, injunction, decree or demand against Newco or its Parent of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

      5.03 Authorization. The execution and delivery of this Agreement by Newco and Parent and the performance of all acts contemplated to be performed by it hereunder have been duly authorized by all necessary corporate actions. Newco and Parent have duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Newco and Parent, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) general principles of equity (whether considered in an action in equity or at law).

      5.04 No Brokers or Finders. Newco and Parent have not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the transaction contemplated herein, except The Gordon & Morris Group, whose fees and expenses will be paid by Newco and Parent.

         Limitations on Representations, Warranties and Agreements

      6.01 Certain Limitations on Representations and Warranties.

           (a) Each party to this Agreement is a sophisticated person or legal entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each party hereby acknowledges that there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement.

           (b) The representations and warranties made in this Agreement by Sellers and ASC will be deemed for all purposes to be qualified by the disclosure made in the Schedules, whether or not in the case of any particular representation or warranty such representation or warranty refers to the Schedule in which the disclosure is made or to any other Schedule. All references in this Agreement to the knowledge of ASC will be deemed to be references solely to the actual knowledge of the managers of ASC listed on Schedule 6.01.

      6.02 Reliance on and Survival of Representations, Warranties, Covenants and Agreements: Limits on Suits Relating to the Agreement.

           (a) The representations and warranties made by any party in this Agreement or in any agreement, certificate, schedule or exhibit delivered pursuant to this Agreement may be fully and completely relied upon by ASC, Sellers, Newco and Parent, as the case may be, notwithstanding any investigation heretofore or hereafter made by such party or on behalf of any of them.

           (b) All representations, warranties, covenants and agreements made by a party to another party in this Agreement or in any agreement, certificate, schedule or exhibit pursuant to this Agreement shall remain in full force and effect regardless of any investigation, verification or approval by any party or its representative and shall survive the Closing for a period of two years from the Closing Date, except (i) that the covenants and agreements in Section 2.07 shall survive for the periods set forth therein; (ii) that the representations and warranties made in Sections 4.17, 4.18 and 4.20 shall survive the Closing until the expiration of any applicable statute of limitations; (iii) that any agreement made by a party to another party in this Agreement or in any agreement, certificate, schedule or exhibit delivered pursuant to this Agreement and relating to any liability or obligation in respect of claims, actions, suits, proceedings or investigations instituted under Environmental Laws or based upon the presence or release of Hazardous Substances shall survive the Closing until the expiration of any applicable statute of limitations;
 (iv) that the provisions of Section 2.08 shall survive the Closing until the expiration of any applicable statute of limitations, and (v) that the provisions of Sections 6.03 and 7.05 shall survive the Closing until the expiration of any applicable statute of limitations. Upon the expiration of any such survival period, any suit, claim or action relating to any representation, warranty, covenant or agreement hereunder shall be forever barred.

      6.03 Confidentiality. Whether or not the Closing occurs, each party to this agreement will treat in confidence all documents materials and other information disclosed by any other party that is not its affiliate, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. In the event that this Agreement is terminated, none of the parties hereto will use any information furnished by any other party hereto in its or any of its affiliate's businesses. If this Agreement is terminated, each party will use its reasonable efforts to return to the other all originals and copies of nonpublic documents and materials of the type provided for in this
 Section 6.03 that have been furnished in connection with this agreement.


                              Indemnification

      7.01 By Sellers. Sellers shall jointly and severally indemnify and hold harmless Newco and Parent against any loss, damage or expense (including reasonable attorneys' fees) suffered by Newco or Parent resulting from (i) any breach by ASC or any Seller of this Agreement or any of its terms or conditions, or (ii) any inaccuracy in or breach of any of the representations, warranties or covenants made by ASC or any Seller herein or in any document delivered pursuant hereto, except that no Seller shall have any liability for a breach by another Seller of Section 2.07,
 Section 2.08 or of such other Seller's employment agreement.

      7.02 By Newco. Newco shall indemnify and hold harmless sellers against any loss, damage or expense (including reasonable attorneys' fees) suffered by Sellers resulting from (i) any breach by Newco or Parent of this Agreement or any of its terms or conditions or (ii) any inaccuracy in or breach of any of the representations, warranties or covenants made by Newco or Parent herein or in any document delivered pursuant hereto.

      7.03 Procedure for Indemnification. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim or demand which it has determined has given or could give rise to a right of indemnification under this Agreement. If such claim or demand relates to a claim asserted by a third party, the indemnifying party shall notify the indemnified party within 45 days (or, in the event that a temporary restraining order is being sought by such third party, within 48 hours) if it intends to contest any such claim or demand and shall have the right to employ counsel reasonably acceptable to the indemnified party, and the indemnified party shall cooperate in the defense of any such claim or demand, provided that the indemnifying party shall pay all out-of-pocket expenses incurred by the indemnified party. Whether or not the indemnifying party so elects to defend any such claim or demand, the indemnified party shall not have any obligation to do so and the indemnified party shall not waive any rights it may have against the indemnifying party hereunder with respect to any such claim or demand by not defending same.

      7.04 Payment. Subject to the indemnifying party's right to defend third party claims as set forth above, the indemnifying party shall reimburse the indemnified party promptly upon demand for any payment made or loss suffered by the indemnified party in respect of any liability, loss, damage or expense to which this Section 7 relates. However, (except with respect to payments arising under or with respect to Sections 2.03, 4.07, 4.18, 4.19 and 4.20) no payment shall be due except to the extent that the aggregate amount of all payments due pursuant to Section 7.01 or 7.02, as applicable, exceeds $400,000 and the aggregate amount of all payments pursuant to Section 7.01 or 7.02, as applicable, shall not exceed $3,000,000 (excluding in calculating both the $400,000 and $3,000,000 amounts, payments arising under or with respect to Sections 2.03, 4.07, 4.17, 4.18, 4.19 and 4.20)

      7.05 Specific Environmental Indemnity. Sellers, jointly and severally, shall release, indemnify, defend and hold harmless Newco and Parent and their directors, officers, partners, employees, affiliates, agents, consultants, representatives, and their respective successors and assigns (collectively "Environmental Indemnitees" and individually "Environmental Indemnitee") from and against any and all claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, judicial proceedings, administrative proceedings (including informal proceedings), judgements, damages, punitive damages, penalties, fines, liabilities (whether absolute or contingent, and including sums paid in settlement of claims), interest, taxes, fees (including attorneys', consultants', and expert witness fees), liens, claims of lien, expenses or costs sought from, asserted against, imposed upon or incurred by any Environmental Indemnitee, which arise out of, are related to or are based upon any of the following:

           (a) Any matter disclosed on Schedule 4.19 or any breach of any representation or warranty under Section 4.19 of this Agreement, provided that if a matter disclosed on Schedule 4.19 is also subject to specific indemnification under paragraph (f) or (h), or the proviso following paragraph (h), of this Section 7.05 the language in such paragraph or proviso shall control such indemnification;

           (b) The presence, Release, treatment, storage or disposal of any Hazardous Material in, on, under, about or from the Properties, or ASC's former location at 1440 Chico Street, South El Monte, California, which was present, occurred or existed on or before the Closing Date;

           (c) Any investigation, characterization and/or remediating of any Hazardous Material that was present in, on, under or about, or Released from the Properties on or before the closing Date, or in, on, under or about ASC's former location at 1440 Chico Street, South El Monte, California which is performed or rehired by any third party, including without limitation, the U.S. Environmental Protection Agency and/or the Regional Water Quality Control Board Los Angeles Region;

           (d) The Release, treatment, storage, transportation or disposal of any Hazardous Material at any site other than the Properties by ASC or any of the Sellers or their respective agents or contractors, which occurred on or before the Closing Date, whether or not such other site was or has ever been owned or operated by ASC;

           (e) Any failure by ASC or Sellers, or pertaining to the Properties or ASC's business, to comply with any Environmental Law, including any failure to have, maintain in effect or operate in compliance with any permit or approval required by any Environmental Law, which failure occurred or existed on or before the Closing Date;

           (f) Any failure by ASC or Sellers, or pertaining to the Properties or ASC's business, to comply with any Environmental Law after the Closing Date, where such failure commenced on or before the Closing Date and continued thereafter, provided that the right to indemnification under this subparagraph 7.05(f) for any continuing failure described on
 Schedule 7.05(f) or a similar failure shall cease as of the date, if any (which shall not be earlier than one year following the Closing), which Sellers establish as the date on which Newco, through the exercise of reasonable efforts after discovery of such failure, without extraordinary expense, could have corrected such failure;

           (g) The implementation of any measure, program, construction or other work or action necessary to correct any failure by ASC or the Sellers, or pertaining to the Properties or ASC's business, to comply with any Environmental Law, which failure occurred, existed or commenced on or before the Closing Date; or

           (h) The removal of any (i) underground storage tank not in use as of the Closing Date, or (ii) asbestos-containing materials if removal is required to comply with laws or reasonable safety policies, or (iii) PCBs, any of which is present on the Properties as of the Closing Date.

      Provided, that up to $115,000 of costs associated with bringing underground storage tanks into compliance with applicable laws or with responding to requirements of the California Regional Water Quality Control Board shall be excluded from the amounts Sellers are required to pay pursuant to this Section 7.05, and provided further, that-wages and salaries of ASC employees who write plans, prepare and install labels or governing signs, administer training and perform similar functions bring Newco into compliance with Environmental Laws, shall not be reimbursed by Sellers, but costs incurred by ASC or Newco to have such functions performed by consultants or other outside personnel shall be costs against which Sellers shall indemnify.

      7.06 Special Procedures for Environmental Indemnity. In additional and as a supplement to the procedures in Section 7.03 above, (i) Sellers shall on Newco's request pay directly any count for which Newco or any other indemnified party would have the right to be reimbursed pursuant to
 Section 7.05, (ii) Sellers shall have the right (to be exercised in a manner which shall minimize disruption to the ongoing business activities of Newco and Parent) to enter onto the Property and to take reasonable steps to correct or otherwise deal with any matter or condition giving rise or potentially giving rise to a right of indemnification under Section 7.05, and (iii) Newco and Parent shall, upon discovery of any matter or condition giving rise to a right of indemnification under Section 7.05, take reasonable steps to mitigate the resultant damages therefrom (provided, however, that such duty to mitigate shall not limit Newco's rights under subparagraph 7.05 (g) above or require Newco or Parent to expend amounts in excess of $10,000 with respect to an individual or related series of matters or conditions if Newco or Parent shall have made demand upon Sellers to advance or pay such amounts in excess of $10,000 and Sellers shall have failed to do so, or if Sellers are otherwise in default with respect to Section 7.05 this Section 7.06).

                           Conditions to Closing

      8.01 Conditions to Obligations of Newco and Parent. The obligations of Newco and Parent hereunder (including the obligation of Newco to consummate the transactions contemplated hereby) are subject to the following conditions precedent:

           (a) ASC shall have delivered a certified copy of a resolution or resolutions duly adopted by its Board of Directors and shareholders authorizing the transaction contemplated hereby;

           (b) On the Closing Date, (i) each of the representations and warranties of ASC contained herein shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; (ii) ASC shall have performed and complied with all agreements, obligations, covenants and conditions required to be performed or complied with by it pursuant hereto on or prior to the Closing Date; and (iii) the business of ASC shall have been operated in the ordinary course and in accordance with
 Section 2.06 hereof between the date of this Agreement and the Closing Date, and Newco shall have received a certificate from ASC, signed by an officer of ASC, satisfactory in form and substance to Newco, to such effect.

           (c) ASC shall have provided an opinion of Kindel & Anderson, counsel for ASC, dated the Closing Date, in form and substance satisfactory to Newco and its counsel, in substantially the form of Exhibit K attached hereto;

           (d) At the Closing there shall be delivered to Newco, signed by ASC, the documents required by Sections 1.02, 2.07 and 3.02(a) hereof;

           (e) Newco shall have received all necessary consents to the transfer of ASC's Authorizations, and in the case of authorizations not transferable shall have received new licenses, permits or other entitlements as needed to permit Newco to operate ASC's business after the Closing.

           (f) No proceeding or litigation, at law or in equity, shall be pending or threatened by or before any court, governmental or regulatory commission or agency or any other body or authority which challenges the consummation of the transaction contemplated hereby or which claims substantial damages against Newco as a result of such consummation;

           (g) Newco shall have received from one or more lenders acceptable to Newco, on terms and conditions reasonably acceptable to Newco, proceeds in an amount sufficient to permit it to pay the Purchase Price;

           (h) Howard C. Lim and Walter K. Lim shall have entered into employment agreements with Newco in substantially the form of Exhibit L to this Agreement;

           (i) Each ASC employee with access to confidential or proprietary information shall have executed a confidentiality and proprietary information agreement with Newco in substantially the form of Exhibit M to this Agreement;

           (j) Newco and Parent shall have received from Howard C. and Walter K. Lim executed subscription agreements in the form of Exhibit N for not less than 210,000 shares of the common stock of Parent and payment of the purchase price for such shares, and shall have received from them and other persons an aggregate of not less than $6,100,000 in payment for common stock in Parent;

           (k) Newco shall have confirmed to its reasonable Satisfaction that ASC has performed, through the Closing Date, substantially in accordance with the projections included in Exhibit O; and

           (l) Newco shall have received an appraisal satisfactory to Newco and its lender(s) showing the value of ASC's fixed assets as in excess of $6.5 million.

      8.02 Conditions to Obligations of Sellers and ASC. The obligations of ASC and Sellers hereunder (including the obligation to consummate the transactions contemplated hereby) are subject to the following conditions precedent:

           (a) Newco shall have furnished ASC with a certified copy of resolutions duly adopted by Newco's and Parent's Board of Directors authorizing the transactions contemplated hereby;

           (b) ASC shall have received a certificate from Newco signed by an officer of Newco and Parent, satisfactory in and substance to ASC, certifying that each of the representations and warranties of Newco and Parent contained Date with the same force and effect as if such representations and warranties had been made on the Closing Date and that Newco and Parent has performed and complied with all agreements, obligations, covenants and conditions required to be performed or complied with by it pursuant hereto on or prior to the Closing Date;

           (c) Newco shall have provided the opinion of Jones, Day, Reavis & Pogue, counsel for Newco, dated the Closing Date, in form and substance satisfactory to ASC and its counsel, in substantially the form of Exhibit P attached hereto;

           (d) At the Closing there shall be delivered to sellers the Cash at Closing, the Certificates representing the preferred Stock and the other documents required by Section 3.02, and the payments required by Section 2.01(c) shall have occurred;

           (e) No proceeding or litigation, at law or in equity, shall be pending or threatened by or before any court, governmental or regulatory commission or agency or any other body or authority which challenges the consummation of the transaction contemplated hereby or which claims substantial damages against ASC or Sellers as a result of such consummation;

           (f) Walter K. and Howard C. Lim shall have entered into employment agreements with Newco in substantially the form of Exhibit L to this Agreement; and

           (g) The allocation referred to in Section 2.02(b) shall have been completed.


                                Termination

      9.01 Termination. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the closing Date:

           (a)  by mutual consent of ASC, Sellers, Newco and Parent;

           (b) by any party if the conditions to the terminating party's obligation to consummate the transaction contemplated hereby have not been satisfied at the time of Closing; or

           (c) by any party if the Closing Date shall not have occurred prior to February 28, 1994 provided that the party seeking so to terminate shall not then be in default hereunder and shall have used its best efforts to consummate the transactions contemplated hereby.

      9.02 Effect of Termination. If this Agreement is terminated for any reason set forth in Section 9.01 hereof, it shall become void and have no effect, and there shall be no liability on the part of any party hereto or its stockholders, directors or officers in respect thereof, except for the provisions of Sections 2.06, 2.08 and 6.03.


                               Miscellaneous

      10.01 Expenses. Except as provided in Section 2.01(c), each party will each pay its own costs and expenses (including attorneys' fees, accountants' fees, investment bankers' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

      10.02 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

      10.03 Successors Bound. This Agreement shall be binding Upon and inure to the benefit of the respective successors and assigns of the parties hereto. Notwithstanding the above, this Agreement, and all rights and obligations provided for herein shall not be assigned by any party hereto without the written consent of the other parties hereto, except that the indemnities in Sections 7.01, 7.02 and 7.05 shall be assignable to and run to the benefit of the successors and assignees of the parties hereto.

      10.04 Governing Law. The validity, interpretation and effect of this Agreement shall be exclusively governed by, and construed in accordance with, the laws of the State of California

      10.05 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and delivered in person (including by courier) or by telecopy, or sent by certified mail, postage prepaid, and properly addressed as follows:

                To ASC or Sellers:

                Aerosol Services Company, Inc.
                425 So. Ninth Avenue
                City of Industry, CA 91746
                Attn:  Walter K. Lim and Howard C. Lim

                With a Copy to:

                Kindel & Anderson
                555 South Flower Street
                Los Angeles, California 90071
                Attn:  Hugh Boss, Esq.


                To Parent or Newco:

                c/o The Gordon + Morris Group
                620 Newport Center Drive
                Suite 1400
                Newport Beach, California  92660
                Attn:  John H. Morris


                With Copies to:

                Jones, Day, Reavis & Pogue
                2600 Main Street
                Suite 900
                Irvine, California 92714-6232
                Attn:  Peter J. Tennyson

      All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 10.05 shall, if delivered personally (including delivery by courier) or by telecopy, be effective upon delivery and shall, if delivered by mail, be effective four
 (4) business days following deposit in the United States Mail, postage prepaid. Any party may from time to time change its address for the Purpose of notices to that party by a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

      10.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all affixed together shall be deemed to be one and the same instrument.

      10.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and full provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any binding determination that is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

      10.08     Certain Interpretative Matters.

           (a) Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

           (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

           (c) All references in this Agreement to Sections or portions of Sections are to Sections of this Agreement unless otherwise indicated specifically.


           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.



 ASC MERGER CORPORATION        AEROSOL SERVICES COMPANY, INC.



 By:  /s/ John H. Morris       By:   /s/ Walter K. Lim
    ---------------------         -------------------------

 Title:  President                  Title: President
         ----------                        ---------
                               By:  /s/ Walter K. Lim
                                  -------------------------

                               By:  /s/ Howard C. Lim
                                  -------------------------


 AEROSOL SERVICES
   HOLDING CORPORATION


 By:  /s/ John H. Morris
      -------------------

 Title:  President
         ---------